Exhibit 99.1

Contact: Brainerd Communicators, Inc.
Jennifer Gery (media)
Mike Smargiassi/Dianne Pascarella (investors)
212.986.6667

Entertainment Distribution Company Moves Listing to
NASDAQ Capital Market from NASDAQ Global Market

-Announces Date for Annual Shareholder Meeting-

NEW YORK – June 23, 2008 – Entertainment Distribution Company, Inc. (NASDAQ: EDCI) (“EDCI”), the majority shareholder of Entertainment Distribution Company, LLC (“EDC, LLC”) a global and independent provider of supply chain services to the home entertainment market, today announced that the Company has applied to The NASDAQ Stock Market to transfer the listing of its common stock from The NASDAQ Global Market to The NASDAQ Capital Market. EDCI expects that the transfer will be effective as of the market opening on Wednesday, July 2, 2008.

The Company's common stock will continue to trade under the symbol “EDCI” and trading of the Company's stock will be unaffected by this change.  The NASDAQ Capital Market is one of the three market tier designations for NASDAQ-listed stocks, and presently includes over 550 companies.  All companies listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to similar corporate governance standards as companies listed on The NASDAQ Global Market.

The listing transfer is part of the Company's action taken in response to a letter received from NASDAQ on January 4, 2008.  As previously announced on January 7, 2008, EDCI is not in compliance with Marketplace Rule 4450(a)(5), the minimum bid price requirement of $1.00 per share, which is a requirement of NASDAQ to maintain continued listing. Upon transfer of its common stock to The NASDAQ Capital Market, the Company will have an additional 180 calendar days from the original July 2, 2008 deadline, or until December 29, 2008, to regain compliance with NASDAQ's minimum bid price requirement of $1.00 per share.

Additionally, the Company announced today that its 2008 annual shareholders meeting will be held on Friday, August 22, 2008 at the Courtyard by Marriott, 1856 Remount Road, Gastonia, North Carolina 28054 at 9:00 a.m. local time.  The record date for the 2008 annual shareholders meeting is Friday, June 20, 2008.

At the annual meeting of shareholders, the Company will present a proposal for certain transactions that, if approved, would have the effect of a 1:10 reverse stock split to assist it in regaining compliance with the NASDAQ minimum bid price requirement . These transactions would also impose certain transfer restrictions that would assist in protecting the long-term value of the Company’s substantial net operating loss carryforwards.  If these transactions are approved, the Company intends to terminate its Rights Plan as previously announced on April 3, 2008.

This press release shall not constitute a solicitation of proxies for the annual meeting of shareholders or an offer to sell or exchange any securities or a solicitation of an offer to purchase or exchange any securities.  Any such solicitation or offer shall only be made pursuant to appropriate documents filed with the Securities and Exchange Commission in accordance with all applicable securities rules and regulations.

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About Entertainment Distribution Company

Entertainment Distribution Company, Inc. (NASDAQ: EDCI) is the majority shareholder of Entertainment Distribution Company, LLC (“EDC, LLC”), a global and independent provider of supply chain services to the home entertainment market. EDC, LLC serves every aspect of the manufacturing and distribution process and is one of the largest providers in the industry. Its clients include some of the world’s best-known music, movies and gaming companies. Headquartered in New York, EDC, LLC’s operations include manufacturing and distribution facilities throughout North America and in Hannover, Germany, and a manufacturing facility in Blackburn, UK. For more information, please visit www.edcllc.com.

Safe Harbor Statement
This news release contains statements that may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future revenues and earnings results, and are based upon the Company’s current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially. Some of these results and uncertainties are discussed in the Company’s most recently filed Annual Report on Form 10-K, as amended. These factors include, but are not limited to restructuring activities; potential intellectual property infringement claims; potential acquisitions and strategic investments; volatility of stock price; ability to attract and retain key personnel; competition; variability of quarterly results and dependence on key customers; potential market changes resulting from rapid technological advances; proprietary technology; potential changes in government regulation; international business risks; continuation and expansion of third party agreements; sensitivity to economic trends and customer preferences; increased costs or shortages of raw materials or energy; dependence on Universal Music Group; potential inability to manage successful production; advances in technology and changes in customer demands; variability in production levels; and development of digital distribution alternatives including copying and distribution of music and video files.  The Company assumes no obligation to update any forward-looking statements and does not intend to do so except where legally required.